Exhibit 5.1
July 11, 2011

VIA ELECTRONIC TRANSMISSION
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Re: Cereplast, Inc., Form S-3 Registration Statement
Ladies and Gentlemen:
     We have acted as special counsel to Cereplast, Inc., a Nevada corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “SEC”) of a Registration Statement on Form S-3 (the “Registration Statement”) covering the resale by selling securityholders of $12,500,000 in aggregate principal amount of 7% Convertible Senior Subordinated Notes due 2016 (the “Notes”) and the shares of common stock, par value $0.001 per share, issuable upon conversion of the Notes (the “Shares”). The Notes were issued under an Indenture, dated as of May 24, 2011 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”).
     In connection with rendering the opinions set forth herein, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate and other records, documents and other papers as we have deemed necessary to examine for the purpose of this opinion.
     In our examination, we have assumed the genuineness of all signatures (including endorsements), the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate or other, to enter into and perform all obligations under such documents and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. Our opinion with respect to the validity and binding effect of any document or agreement is subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity (regardless of whether such validity or binding effect is considered in a proceeding at law or in equity).
     We express no opinion herein as to the law of any state or jurisdiction other than the laws of the States of Nevada and New York and the federal laws of the United States of America.

     To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that (a) the Trustee under the Indenture has been duly organized, is validly existing and is in good standing under the laws of its jurisdiction of organization, (b) the Trustee is duly qualified to engage in the activities contemplated by the Indenture, (c) the Indenture has been duly authorized, executed and delivered by the Trustee and constitutes a legally valid, binding and enforceable obligation of the Trustee enforceable against the Trustee in accordance with its terms, (d) the Trustee is in compliance, generally and with respect to acting as trustee under the Indenture, with all applicable laws and regulations and (e) the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indenture.
     Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:
     1. The execution and delivery by the Company of the Notes have been duly authorized by requisite corporate action on the part of the Company. The Notes constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to the following qualifications:
          (a) we express no opinion as to the enforceability of any rights to contribution or indemnification provided for in the Notes or the Indenture which are violative of the public policy underlying any law, rule or regulation (including any federal or state securities law, rule or regulation);
          (b) we have assumed that there are no oral or written modifications of or amendments to the Notes and there have been no waivers, terminations or releases of any of the provisions of the Notes by actions or conduct of the parties or otherwise; and

          (c) our opinions expressed above are subject to the effect of general principles of equity, including, without limitation, concepts of materiality, reasonableness, and good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).
     2. The Shares initially issuable upon conversion of the Notes have been duly authorized and reserved and, when issued upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, will be validly issued and fully paid and nonassessable.
     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Sichenzia Ross Friedman Ference LLP